Exhibit 99.3

Service Corporation International
Unaudited pro forma condensed combined financial information
On December 23, 2013, Service Corporation International (“SCI”) acquired Stewart Enterprises, Inc. (“Stewart”) for $13.25 per share in cash, resulting in a total purchase price of approximately $1.5 billion, which includes the assumption of $331.5 million of Stewart’s debt. The acquisition was financed from:

•	$119.7 million of cash on hand;

•	$415.7 million of proceeds, net of issuance costs, from the issuance of Senior Notes in July 2013;

•	a $600 million term loan due July 2018; and

•	$30 million in borrowings under our revolving credit facility due July 2018.
SCI has executed a consent order with the staff of the Federal Trade Commission (FTC) in connection with the acquisition, which identifies certain properties the FTC has required us to divest as a result of the acquisition. We are currently negotiating agreements to sell these properties. These agreements are subject to review and approval by the FTC. We believe that divestiture of the assets will generate pre-tax proceeds ranging from $415 to $430 million in mid-2014 (after tax of $315 to $340 million), which we expect to use to partially repay $200 million outstanding under the term loan due July 2018 in accordance with our credit agreement with the remaining proceeds used in a manner consistent with our capital deployment approach. There can be no assurance that the divestitures will generate the proceeds described above.
The unaudited pro forma combined financial information reflects the combination of the historical consolidated statements of operations for SCI and Stewart, adjusted for certain effects of the acquisition, the related financings, and the planned divestitures. An unaudited pro forma combined condensed balance sheet is not presented as the acquisition is already reflected in our historical balance sheet at December 31, 2013 as filed in our Annual Report on Form 10-K for the year ended December 31, 2013.
The unaudited pro forma combined statement of operations for the year ended December 31, 2013 gives effect to the transactions as if they had occurred on January 1, 2013.
For purposes of the pro forma information, the results of operations of the asset groups to be sold pursuant to the FTC consent order have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestiture or any reduction of debt from the application of sale proceeds. No pro forma adjustments have been made for any other debt refinancing that has occurred in 2014.
The unaudited pro forma adjustments are based upon currently available information and certain assumptions that we believe to be reasonable under the circumstances. The acquisition was accounted for, and the pro forma combined financial information has been prepared, using the purchase method of accounting. The pro forma adjustments reflect our preliminary estimates of the purchase price allocation, which are subject to revision as more detailed analysis is completed and additional information on the fair value of Stewart’s assets and liabilities becomes available. Additionally, the pro forma adjustments reflect the actual financing transactions that occurred and the impact of those transactions based on estimated interest rates for floating rate financing.
These pro forma results should not be construed to be indicative of future results or results that actually would have occurred had the transactions occurred at the date presented. In addition, we have not assumed any cost savings or synergies that might occur related to these transactions.

Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
For the year ended December 31, 2013
(Dollars in thousands, except per share data)

	SCI Historical	Stewart Historical (a)	Adjustments for the acquisition		Adjustments for the divestitures(g)		Adjustments for the financing		Pro forma
Revenues	$2,556,382	$524,057	$(18,076)	(b)	$(145,022)		$—		$2,917,341
Costs and expenses	(2,006,813)	(410,447)	9,071	(c)	98,476		—		(2,309,713)
Gross profits	549,569	113,610	(9,005)		(46,546)		—		607,628
General and administrative expenses	(155,136)	(35,193)	17,941	(d)	—		—		(172,388)
Losses on divestitures and impairment charges, net	6,263	1,025	—		—		—		7,288
Operating income	400,696	79,442	8,936		(46,546)		—		442,528
Interest expense	(142,360)	(23,853)	472	(e)	—		(323)	(i)	(166,064)
Gains on early extinguishment of debt, net	468	—	—		—		—		468
Other (expense) income, net	(559)	229	20	(e)	—		—		(310)
Income from continuing operations before income taxes	258,245	55,818	9,428		(46,546)		(323)		276,622
(Provision) benefit for income taxes	(96,615)	(14,897)	(3,823)	(f)	14,319	(h)	121	(j)	(100,895)
Net income	161,630	40,921	5,605		(32,227)		(202)		175,727
Net income attributable to noncontrolling interests	(5,256)	—	—		—		—		(5,256)
Net income attributable to common stockholders	$156,374	$40,921	$5,605		$(32,227)		$(202)		$170,471
Basic earnings per share:
Net income attributable to common stockholders	$0.68								$0.80
Basic weighted average number of shares	211,811								211,811
Diluted earnings per share:
Net income attributable to common stockholders	$0.67								$0.79
Diluted weighted average number of shares	216,014								216,014

See notes to unaudited pro forma condensed combined statement of operations.

Exhibit 99.3

Notes to the Unaudited Pro Forma Condensed Combined Statement of Operations
(dollars in thousands)

(a)
Stewart's historical information is derived from the audited consolidated statement of earnings for the year ended October 31, 2013 . This last twelve months of information is utilized as a proxy for the year ended December 31, 2013 as it falls within 93 days of our year end. Certain of Stewart's line items have been reclassified to conform to SCI's presentation.

(b)	The table below sets forth adjustments to revenue arising from the acquisition:

Preneed funeral contracts(1)	$(6,688)
Preneed cemetery contracts(2)	(1,597)
Cemetery revenue from the sale of unconstructed property(3)	1,594
Stewart revenue included in SCI historical revenue(4)	(11,385)
Adjustment to revenue	$(18,076)

(1)
Represents an adjustment for the amortization of the fair value adjustment to funeral trust funded preneed deferred revenue. Amortization of this adjustment occurs based on specific identification to the delivery of the items on the underlying contracts. We determined the pro forma amount based on our historical maturity rates for funeral trust funded preneed contracts.

(2)
Represents an adjustment for the amortization of the fair value adjustment to cemetery preneed deferred revenue. Amortization of this adjustment occurs based on specific identification to the delivery of the items on the underlying contracts. We determined the pro forma amount based on our historical maturity rates for cemetery preneed contracts.

(3)	Represents an adjustment to conform Stewart's accounting for the recognition of sales of undeveloped cemetery property with SCI’s historical accounting policy.

(4)
Represents Stewart's revenue from acquisition on December 23, 2013 through December 31, 2013 that is included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.

(c)	The table below sets forth adjustments to costs and expenses arising from the acquisition:

Intangible amortization expense(1)	$(6,020)
Cemetery costs from the sale of unconstructed property(2)	479
Cemetery property cost of sales(3)	(642)
Depreciation(4)	8,101
Preneed funeral contracts(5)	(903)
Preneed cemetery contracts(6)	(2,446)
Selling costs(7)	854
Stewart costs and expenses included in SCI historical costs and expenses(8)	9,648
Adjustment to costs and expenses	$9,071

(1)
Represents an adjustment to record the amortization of intangible assets recorded as a result of the acquisition. Finite-lived tradenames and preneed customer relationships related to insurance claims will be amortized over 5 and 10 years, respectively. Operating lease valuation intangibles, covenants-not-to-compete, and selling and management agreements will be amortized over the life of the underlying agreements, which range from 5 to 40 years. Indefinite-lived tradenames and licenses are not subject to amortization; rather, such assets would be subject to annual tests for impairment.

(2)	Represents an adjustment to conform Stewart's accounting for the recognition of sales of undeveloped cemetery property with SCI’s historical accounting policy.

(3)	Represents an adjustment to record cemetery property cost of sales at the adjusted fair value of Stewart's cemetery property.

(4)
Represents a net adjustment to record property and equipment depreciation at the adjusted fair value of Stewart's property and equipment and changes in the estimated useful lives of Stewart's property and equipment.

(5)
Represents an adjustment for the amortization of the intangible asset associated with the fair value adjustment to funeral trust funded preneed deferred revenue. The intangible assets associated with funeral trust funded preneed deferred

Exhibit 99.3

revenue are amortized relative to the recognition of preneed revenue included in note (b(1)).

(6)
Represents an adjustment for the amortization of the intangible asset associated with the fair value adjustment to cemetery preneed deferred revenue. The intangible assets associated with cemetery preneed deferred revenue are amortized relative to the recognition of preneed revenue included in note (b(2)).

(7)	Represents an adjustment to conform Stewart's accounting for the recognition of selling costs with SCI’s historical accounting policy.

(8)
Represents Stewart's costs and expenses from acquisition on December 23, 2013 through December 31, 2013 that are included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.

(d)	The table below sets forth adjustments to general and administrative expenses arising from the acquisition:

Acquisition costs(1)	$9,069
Merger-related costs(2)	8,421
Stewart general and administrative expenses included in SCI historical costs and expenses(3)	451
Adjustment to general and administrative expenses	$17,941

(1)	Represents acquisition costs incurred in 2013 by SCI prior to the closing of the acquisition that would have been incurred in 2012 had the merger occurred on January 1, 2013.

(2)	Represents merger-related costs incurred in fiscal year 2013 by Stewart that would have been incurred in fiscal year 2012 had the merger occurred on January 1, 2013.

(3)
Represents Stewart's general and administrative expenses from acquisition on December 23, 2013 through December 31, 2013 that are included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.

(e)
Represents Stewart's interest expense and other expense from acquisition on December 23, 2013 through December 31, 2013 that are included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.

(f)
The pro forma adjustments to income tax reflect the statutory federal and state income tax impact of the pro forma adjustments related to the Stewart acquisition (see notes (b), (c), (d) and (e)) and the effects of purchase accounting.

(g)
For purposes of the pro forma information, the results of operations of the asset groups to be sold pursuant to the divestitures have been eliminated from the pro forma statement of operations. No pro forma adjustments have been made to reflect any anticipated gain or loss from the divestitures and no adjustment has been made to reflect any earnings benefit from the reinvestment of any proceeds from the divestitures or any reduction of debt from the application of sale proceeds.

(h)	Represents the statutory federal and state income tax impact attributable to the operations to be divested.

(i)	The table below sets forth adjustments to interest expense resulting from the issuance of new debt and the fair valuation of debt assumed:

Term loan due July 2018(1)	$(9,769)
Bank credit facility due July 2018(2)	(390)
Senior notes due January 2022(3)	(11,422)
Amortization of fair value premium(4)	25,118
Amortization of deferred borrowing costs(5)	(3,860)
Adjustment to interest expense	$(323)

(1)	Represents interest on our term loan due July 2018, which is calculated as follows:

Exhibit 99.3

Outstanding balance	$600,000
Assumed interest rate 1-month LIBOR (0.17% + 1.50%)	1.67%
Calculated interest	10,020
Less: portion included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.	(251)
Adjustment to interest expense	$9,769
An increase or decrease of 12.5 basis points in interest rate would result in an interest expense increase or decrease of	$750

(2)	Represents interest on our bank credit facility due July 2018, which is calculated as follows:

Outstanding balance	$30,000
Assumed interest rate 1-month LIBOR (0.17% + 1.50%)	1.67%
Calculated interest	501
Less: portion included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.	(111)
Adjustment to interest expense	$390
An increase or decrease of 12.5 basis points in interest rate would result in an interest expense increase or decrease of	$38

(3)	Represents interest on our senior notes due January 2022, which is calculated as follows:

Outstanding balance	$425,000
Interest rate	5.375%
Calculated interest	22,844
Less: portion included in SCI's historical audited consolidated statement of operations for the year ended December 31, 2013.	(11,422)
Adjustment to interest expense	$11,422

(4)	Represents amortization of the premium related to recording the fair value of the Stewart debt assumed in the acquisition over the term of the financing arrangements.

(5)	Represents amortization of deferred financing costs over the term of the financing arrangements.

(j)	Represents the statutory federal and state income tax impact impact of the adjustment to interest expense.